Exhibit 10.5

RAYTHEON 2010 STOCK PLAN

Performance Stock Unit Award Agreement with respect to the                     Long-Term

Performance Plan

This Performance Stock Unit Award Agreement, dated as of                             (the “Award Date”) is between Raytheon Company (the “Company”), and                         , an employee of the Company or one of its Affiliates (“you”).

1.	Award of Units

The Company hereby grants to you an award of stock units with respect to its common stock, par value $0.01 per share (the “Stock”), pursuant to the Raytheon 2010 Stock Plan (as amended from time to time, the “Plan”), subject to the terms and conditions set forth in this Agreement.

Total Target Number of Shares of Stock
Performance Cycle	Calendar years through

2.	Conditions to Award

Pursuant to this Award, you will be entitled to a payment based on your Total Target Number of Shares of Stock set forth above and the Company’s performance during the Performance Cycle with respect to (each a “metric” and collectively the “metrics”). The actual amount of such payment will be determined by multiplying the Total Target Number of Shares of Stock by the applicable Target Share Award Multiplier from the tables in this Section 2. The Target Share Award Multiplier for each metric will be determined based on the level of the Company’s performance during the Performance Cycle relative to that metric as set forth in the applicable table. The precise extent to which the Company will have satisfied the metrics, and any shares of Stock will have been earned, will be determined by the Management Development and Compensation Committee of the Company’s Board (the “Committee”) as soon as practicable following the close of the Performance Cycle and, to the extent reasonably practicable, will be calculated without regard to any change in applicable accounting standards after the grant of this Award.

	Metric	Target Share Award Multiplier
Maximum

Target

Threshold

3.	Effect of Termination of Employment, Etc.

You must remain an employee until the end of the Performance Cycle in order to be entitled to any payment pursuant to this Award, except as provided in Section 4 below and except as follows. If your employment with the Company ends during the Performance Cycle on account of your Retirement, as that term is defined in the Plan, or because you become disabled or die, after the end of the Performance Cycle, you (or in the event of your death, your estate) will be entitled to a pro rata portion of the number of shares of Stock you would have received, if any, had you remained employed until the end of the Performance Cycle. The pro rata portion will be based on the number of full months in the Performance Cycle during which you were employed as compared to the total number of months in the Performance Cycle.

4.	Effect of Change of Corporate Control

If a Change of Corporate Control, as defined in the Plan, should occur during the Performance Cycle, you will be entitled to receive, no later than thirty (30) days following the effective date of the Change in Control, a pro rata portion of the Total Target Number of Shares of Stock covered by this Award, without regard to the extent to which the performance conditions of Section 2 above have been satisfied. The pro rata portion will be based on the number of full months in the Performance Cycle preceding the Change of Corporate Control as compared to the total number of months in the Performance Cycle.

5.	Payment

A.	Settlement of Award. Except as otherwise provided in Sections 3 and 4 above, the actual number of shares (or amount of cash in lieu of shares) that you receive at the end of the Performance Cycle will be determined based upon the degree to which each metric is attained. You will be entitled to receive 100% of your Total Target Number of Shares of Stock if Target performance is achieved in all three metrics. If performance falls below the Threshold for a metric, no shares of Stock or cash will be awarded for that metric. When performance for a metric is at or above Threshold performance, shares of Stock or cash will be paid out based upon the performance level indicated in Section 2 above, up to a maximum of two times the Target performance level. When performance for a metric falls between two performance levels, payout will be based upon the lower Target Share Award Multiplier. Accordingly, depending upon the level of attainment of each metric, the maximum number of shares of Stock that could be issued in settlement of your Award is two times your Total Target Number of Shares of Stock. The total actual number of shares that you receive under this Award, including shares attributable to dividend equivalent amounts, will be rounded up to the nearest whole share.

B.	Timing. Promptly following determination of the number of shares of Stock you have earned under this Award but no later than March 15 after the end of the Performance Cycle, such number, if any, will be paid to you together with a dividend equivalent amount of shares calculated in accordance with Section 5 C below.

C.

Dividend Equivalents. For each dividend declared by the Company’s Board of Directors (the “Board”) during the period beginning on the date of grant of this Award and ending at the end of the Performance Cycle, whether in cash or stock, if any (a “LTPP Dividend”), a dividend equivalent amount will be calculated assuming that the shares of Stock to which you ultimately become entitled under this Award (including shares attributable to dividend equivalent amounts from prior LTPP Dividends, if any) were entitled to such LTPP Dividend and that the dividend equivalent amount had been reinvested in additional shares of Stock as of the payment date of such LTPP Dividend. You will not be entitled to any dividend equivalent amount on shares of Stock covered by this Award which are not ultimately earned.

D.	Form of Payment. The Committee in its discretion may settle Awards, including any dividend equivalent amounts, in shares of Stock or cash, or a combination thereof. Cash payments, if any, shall be calculated based upon the fair market value of a share of Stock on the date on which the Committee determines the extent to which the Company has satisfied the metrics and the number of shares of Stock to be issued in settlement of the Award.

E.	Taxes. Taxes may be assessed and/or withheld as required by law at applicable United States federal, state and/or other tax rates (under the laws of the jurisdictions in which you reside or that may otherwise be applicable to you) with respect to units, issuance of Shares and/or cash. Notwithstanding anything in this Agreement to the contrary, any payment described in this Agreement shall be reduced by a number of shares, or cash amount to the extent settlement is made in cash, necessary to satisfy tax withholding obligations.

6.	Other Provisions

A.	Future Adjustments. In the event of any merger, acquisition, disposition or other corporate event affecting the Company or any peer company during the Performance Cycle, the Committee may make such adjustments to the peer group of companies, the total return calculations of the affected companies, and the metrics set forth in Section 2 as it may determine would most nearly carry out the original purposes and intent of this Award.

B.	No Guaranty of Future Awards. This Award in no way guarantees you the right to or expectation that you may receive similar awards with respect to any other similar performance cycle or period which the Committee may, in its discretion, establish and as to which the Committee may elect to grant awards under the Plan.

C.	No Rights as Shareholder. You will not be considered a shareholder of the Company with respect to the shares of Stock covered by this Award or any dividend equivalent amount of shares unless and until shares of Stock are issued to you in settlement of this Award.

D.	No Rights to Continued Employment. This Award shall not be deemed to create a contract or other promise of continued employment with the Company or an Affiliate and shall not in any way prohibit or restrict the ability of the Company or an Affiliate to terminate your employment at any time for any reason.

E.	Compliance with Section 409A of the Internal Revenue Code. Notwithstanding anything in this Agreement to the contrary, to the extent that this Agreement constitutes a nonqualified deferred compensation plan to which Internal Revenue Code Section 409A applies, the administration of this Award (including time and manner of payments under it) shall comply with Section 409A.

F.	Clawback. If you are an elected officer, in addition to any other remedies available to the Company (but subject to applicable law), if the Board determines that it is appropriate, the Company may recover (in whole or in part) any payment made pursuant to this Award where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines that you engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused the need for the restatement; and (3) a lower payment would have been made to you pursuant to the Award based upon the restated financial results.

G.	Plan. All terms and conditions of the Plan are incorporated herein by reference and constitute an integral part hereof. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

H.	Notices. Notices required or permitted hereunder shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, Attention: Senior Vice President, Human Resources, and to you at your address as shown on the Company’s payroll records.

RAYTHEON COMPANY

Name:	Recipient
Title:

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